BLACKACRE
                                   ---------
                             CAPITAL MANAGEMENT, LLC


June 19, 1998


Mr. Barrett Brady
J.C. Nichols Company
310 Ward Parkway
on the Country Club Plaza
Kansas City, Missouri 64112


Dear Barry,

Pursuant to your letter dated 6/18/98 requesting certain additional information in preparation for your board meeting the following addresses many of your questions. The other items not responded to will follow shortly.



We have attached an initial list of due diligence items we would like to review. We would anticipate completing our reviews on an expeditious basis. However, once we review the information we can provide you with a better indication of specific timing. We believe this could be accomplished within 2-4 weeks depending on the findings of our work. Nonetheless, we are concerned that doing any work which would trigger any breakup fees in excess of $2.5 million is not in the best interest of the shareholders. Therefore, the exact timing and commencement of work should occur upon termination of the existing merger agreement.

With regard to our financial capacity, let us reiterate Blackacre and its affiliates including Cerberus Capital Management, LP, manage over $4.0 billion of discretionary investment capital including over $700 million in current available capital. In addition, Blackacre has the ability to arrange any financing to replace existing debt if necessary from its existing stable of lenders. Obviously, until we complete our due diligence we cannot ascertain the actual amount required. We believe we are eminently capable to perform.

Sincerely,



/s/ Ronald Kravit

Ronald Kravit

KK/mad

cc:  R. Doud